Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made effective as of April 21, 2022, is entered into by Intercept Pharmaceuticals, Inc. (the “Company”) and Rocco Venezia (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1.Term of Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing from the date set forth above (the “Commencement Date”) and ending on the one year anniversary thereof, unless sooner terminated in accordance with the provisions of Section 4 (such period, the “Initial Term”); provided, however, that on each anniversary of the Commencement Date, the term of employment under this Agreement shall be automatically extended for an additional one-year period (each such period, a “Subsequent Term”) unless terminated sooner pursuant to Section 4 or if, at least thirty (30) days prior to the applicable anniversary date, either Executive or the Company provides written notice to the other party electing not to extend. The Initial Term together with each Subsequent Term, if any, are referred to hereinafter as the “Agreement Term.”
2.Title; Capacity. During the Agreement Term, the Company will employ Executive as its Senior Vice President and Chief Accounting Officer to perform the duties and responsibilities inherent in such position and such other duties and responsibilities consistent with such position as the Chief Executive Officer (“CEO”) or the Chief Financial Officer (“CFO”) shall from time to time reasonably assign. On an annual basis, the Company’s Board of Directors (the “Board”) in consultation with Executive, the CEO, and the CFO, will set reasonably attainable, specific goals pursuant to the objectives of the Company as in effect from time to time. Executive shall report to the CFO and shall be subject to the supervision of, and shall have such authority as is delegated to Executive by, the CFO, which authority shall be sufficient to perform Executive’s duties hereunder. Executive will be based at the Company’s headquarters in Morristown, New Jersey. Subject to Section 4.3 below, the location of Executive’s employment is subject to change during the course of the Agreement Term as determined by the CEO and the CFO in consultation with the Executive. Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties as may be reasonably assigned to Executive. Executive shall devote substantially all of Executive’s business time, energies and attention in the performance of the foregoing services. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) performing services for such other companies as the Company may designate or permit, (ii) serving, with the prior written consent of the Board, which consent shall not be unreasonably withheld, as an officer or member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (iii) serving as an officer or a member of charitable, educational or civic organizations, (iv) engaging in charitable activities and community affairs, and (v) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i) – (v) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.
3.Compensation and Benefits.
3.1Salary. The Company shall pay Executive an annualized base salary of $381,500, payable in accordance with the Company’s regular payroll practices. Such base salary shall be subject to annual review and increase (but not decrease) as may be determined and approved by the Board or the Compensation Committee in its sole discretion.
3.2Bonuses.
(a)Annual Bonus. At the end of a given fiscal year, Executive will be eligible to receive a bonus based on a target equal to 50% of Executive’s base salary in effect at the end of such fiscal year. The amount of any such bonus shall be based on factors including, but not limited to, Executive’s achievement, as determined by the

Board or the Compensation Committee in its sole discretion, of reasonable goals and milestones established in advance by the Board or the Compensation Committee in consultation with the CEO, the CFO, and Executive. The period for calculation of the bonus shall be consistent with the Company’s fiscal year. Such bonus, if any, will be paid to Executive on or after January 1 and in any case no later than March 15 of the immediately succeeding fiscal year. The bonus shall be paid in cash; provided that, if requested by Executive and approved by the Board, some or all of the bonus may be paid in equity under the Company’s stockholder approved stock plan then in effect (valued at the fair market value thereof), or any combination of the foregoing. To the extent that the Company is required pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act to develop and implement a policy providing for the recovery from the Executive of any payment of incentive-based compensation paid to the Executive that was based upon erroneous data contained in an accounting statement or otherwise adopts such a policy (the “Policy”), this Agreement shall be deemed amended and the Policy incorporated herein by reference as of the date that the Company takes all necessary corporate action to adopt the Policy, without requiring any further action of the Company or the Executive, provided that any such Policy shall only be binding on the Executive if the same Policy applies to the Company’s other executive officers.
3.3Equity Awards.
(a)At the sole discretion of the Board or the Compensation Committee, stock options or other equity-based awards may be granted to Executive from time to time.
3.4Fringe Benefits. Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its U.S.-based executives and/or employees from time to time, including, but not limited to, health care plans, dental care plans, vision care plans, supplemental retirement plans, life insurance plans, disability insurance plans and incentive compensation plans, to the extent that Executive is eligible under, and subject to the terms and conditions of, the applicable plan documents governing such programs. The Company shall pay 100% of the premium cost for health insurance coverage for Executive and Executive’s spouse and children, provided that Executive’s spouse and dependents are not covered by an equivalent health insurance plan provided by Executive’s spouse’s employer. Executive shall be eligible to accrue up to four (4) weeks of paid vacation each calendar year (to be taken at such times and in such number of days as Executive shall determine in consultation with the CFO and in a manner so as not to impair or otherwise interfere with Executive’s ability to perform Executive’s duties and responsibilities hereunder). The vacation days for which Executive is eligible shall accrue at the rate of 1.67 days per month that Executive is employed during such calendar year. Vacation accrual will be capped at 1.75 times Executive’s annual vacation accrual. When Executive’s accrued vacation reaches the cap, Executive will not accrue additional vacation time until some of the previously accrued vacation is used and the accrued amount falls below the cap, unless the Company is acquired by another business venture, in which case none of the previous year’s accrued vacation will be subject to a cap. Executive shall also be eligible for paid holidays and paid sick days annually, in accordance with the Company’s policies for its senior executives as in effect from time to time. At the end of each calendar year, all unused sick days shall be forfeited.
3.5Reimbursement of Expenses. The Company shall reimburse Executive for reasonable travel, entertainment and other expenses incurred or paid in connection with, or related to the performance of Executive’s duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request. Executive must submit proper documentation for each such expense within sixty (60) days after the later of (i) Executive’s incurrence of such expense or (ii) Executive’s receipt of the invoice for such expense. The Company will reimburse Executive for that expense within thirty (30) days after receipt of the documentation.
3.6Withholdings. Payments made under this Section 3 shall be subject to applicable federal, state and local taxes and withholdings.
4.Termination of Employment Period. The Agreement Term shall terminate upon the occurrence of any of the following:
4.1Expiration of the Agreement Term. This Agreement shall expire at the end of the Agreement Term; provided, that notice is given in accordance with Section 1 of this Agreement.

4.2Termination by the Company for Cause. At the election of the Company, the Executive may be terminated by the Company for Cause (as defined below), immediately following written notice by the Company to Executive, which notice shall identify in reasonable detail the Cause upon which termination is based, except that for reason 4.2(a)(iv) below, termination may not occur prior to the expiration of the thirty (30) day period to cure. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon:
(a)a good faith finding by the Company that (i) Executive has engaged in material dishonesty, willful misconduct or gross negligence in connection with the performance of Executive’s duties; (ii) Executive has committed any act of fraud or embezzlement with respect to the Company or any of its affiliates; (iii) Executive has breached or has threatened to breach Executive’s Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (the “NDA”); or (iv) Executive has materially breached this Agreement, and Executive has failed to cure such conduct or breach within thirty (30) days after Executive’s receipt of written notice from the Company of such breach; or
(b)Executive’s conviction, guilty plea, or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement, or any felony.
4.3Termination By Executive with Good Reason. Executive may terminate the Agreement Term with Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence, without Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (c) below. In addition, notwithstanding the occurrence of any of the events enumerated in clauses (a) through (c), such occurrence shall not be deemed to constitute Good Reason if, within thirty (30) days after the Company’s receipt of written notice from Executive of the occurrence or existence of an event or circumstance enumerated in clauses (a) through (c), such event or circumstance has been remedied by the Company. Executive shall not be deemed to have terminated Executive’s employment with Good Reason unless Executive first delivers a written notice of termination to the Company identifying in reasonable detail the acts or omissions constituting Good Reason within ninety (90) days after their occurrence and the provision of this Agreement relied upon, such acts or omissions are not cured by the Company within thirty (30) days of the receipt of such notice, and Executive actually ends Executive’s employment within one-hundred and twenty (120) days after the Company’s failure to cure.
(a)the assignment to Executive of duties inconsistent in any material respect with Executive’s position as Senior Vice President and Chief Accounting Officer (including status, offices, titles, authority, or responsibilities) or any other action or omission by the Company which results in a material diminution in Executive’s position, status, offices, titles, authority, responsibilities, or reporting requirements;
(b)a change by the Company in the location at which Executive performs Executive’s principal duties for the Company to a different location that is outside a radius of fifty (50) miles from (i) Executive’s principal residence immediately prior to the date on which such change occurs and (ii) the location at which Executive performed Executive’s principal duties for the Company immediately prior to the date on which such change occurs; or
(c)any material breach by the Company of this Agreement or any other material agreement between the Company and Executive.
4.4Death or Disability. This Agreement shall terminate upon Executive’s death or disability. As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 60 consecutive days, or 120 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company; provided, that, if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.
4.5Termination by Executive Without Good Reason or Termination by the Company Without Cause. At the election of Executive without Good Reason or by the Company without Cause, upon not less than thirty (30) days’ prior written notice to the other party.

5.Effect of Termination.
5.1Payments Upon Termination for Any Reason. In the event Executive’s employment terminates pursuant to Section 4, the Company shall pay to Executive (or Executive’s estate or legal representative, if applicable), on the date of Executive’s termination of employment with the Company (or as soon thereafter as is practicable, consistent with applicable law and the terms of any deferred compensation plan or agreement), the compensation and benefits under Sections 3.1, 3.4 and 3.5 that are accrued and unpaid through such termination date (including, without limitation, an amount equal to all accrued but unused vacation pay and unreimbursed expenses). In the event of termination of Executive’s employment by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, the Company for Cause pursuant to Section 4.2, by reason of Executive’s death or disability pursuant to Section 4.4, or by Executive without Good Reason pursuant to Section 4.5, Executive shall not receive any compensation or benefits other than as expressly stated in this Section 5.1 and as otherwise required by law.
5.2Termination by the Company Without Cause, by the Company by Reason of Non-Renewal of Agreement Term, or by Executive for Good Reason. Subject to Section 5.3 below, in addition to the payments and provisions under Section 5.1, in the event of termination of Executive’s employment by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, provided that Executive executes a release of claims substantially in the form attached hereto as Exhibit A (the “Release”), which Release must be effective and irrevocable prior to the sixtieth (60th) day following the termination of the Executive’s employment (the “Review Period”), the Company shall provide Executive with the following:
(a)twelve (12) months of Executive’s base salary in effect at the time of termination of employment, payable according to the Company’s payroll commencing on the first payroll date following the date the Release is effective and irrevocable (the “Payment Date”), subject to compliance with Sections 5.5 and 12.6; and
(b)the Company will, for a period of twelve (12) months following Executive’s termination from employment, continue Executive’s participation in the Company’s group health plan and dental plan and shall pay that portion of the premiums that the Company paid on behalf of Executive and Executive’s dependents during Executive’s employment, provided, however, that if the Company’s health insurance plan and/or dental plan does not permit such continued participation in such plan after Executive’s termination of employment, then the Company shall pay that portion of the premiums associated with COBRA continuation coverage that the Company paid on behalf of Executive and Executive’s dependents during Executive’s employment, including any administrative fee, on Executive’s behalf for such twelve-month period; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance and/or dental insurance is being provided pursuant to this Section, the Company shall not be required to continue such health and dental benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer. (For purposes of this Section 5.2(b), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of Executive’s dependents covered under the Company’s group health plan and/or dental plan prior to Executive’s termination of employment.)
5.3Termination in the Event of a Change in Control.
(a)In addition to the payments and provisions under Section 5.1 but in lieu of, and not in addition to, the payments required pursuant to Section 5.2 above, in the event Executive’s employment with the Company is terminated by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, in any such case within twelve (12) months following a Change in Control (as defined below) provided that such Change in Control also qualifies as a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i) (where required to avoid the imposition of penalty taxes under Section 409A) and provided that Executive (or Executive’s legal representative, if applicable) executes a Release and the Release becomes effective and irrevocable prior to the end of the Review Period, Executive shall be entitled to the following:
(i)a lump sum cash amount equal to twelve (12) months of Executive’s base salary in effect at the time of Executive’s termination, such payment to be made on the Payment Date, subject to compliance with Sections 5.5 and 12.6;

(ii)for up to twelve (12) months after Executive’s date of termination, the Company shall continue Executive’s participation in the Company’s group health and dental plan and shall pay that portion of the premiums that the Company paid on behalf of Executive and Executive’s dependents during Executive’s employment; provided, however, that if the Company’s health insurance plan and/or dental insurance plan does not permit Executive’s continued participation in such plan after Executive’s termination of employment, then the Company shall pay that portion of the premiums associated with COBRA continuation coverage that the Company paid on behalf of Executive and Executive’s dependents during Executive’s employment, including administrative fees, on Executive’s behalf for so long as COBRA continuation coverage is available, up to twelve (12) months; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance and/or dental insurance is being provided pursuant to this Section, the Company shall not be required to continue the relevant benefits, or if applicable, to pay the relevant costs of COBRA, if Executive becomes covered under a health insurance plan and/or dental plan of the new employer. (For purposes of this Section 5.3(a)(ii), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of Executive’s dependents covered under the Company’s group health plan and/or dental plan prior to Executive’s termination of employment.)
(b)As used herein, “Change in Control” shall occur or be deemed to occur if any of the following events occur:
(i)any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or
(ii)any consolidation or merger of the Company (including, without limitation, a triangular merger) where the shareholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or
(iii)a third person, including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (but other than (x) the Company, (y) any employee benefit plan of the Company, or (z) investors purchasing equity securities of the Company pursuant to a financing or a series of financings approved by the Board of Directors of the Company) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of Controlling Securities (as defined below). “Controlling Securities” shall mean securities representing 25% or more of the total number of votes that may be cast for the election of the directors of the Company.
5.4Effect of Termination on Stock Options and Other Equity Compensation.
(a)In the event of Executive’s termination by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by the Company for Cause pursuant to Section 4.2, or by Executive without Good Reason pursuant to Section 4.5, all unvested stock options and other equity-based awards granted to Executive before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the award agreement; provided, that, Executive shall have until the earlier of the expiration date of the option or ninety (90) days from the date of termination of Executive to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company.
(b)In the event of Executive’s termination by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, and provided that Executive (or Executive’s legal representative, if applicable) executes a Release and the Release becomes effective and irrevocable prior to the end of the Review Period, that number of Executive’s unvested stock options and other service-based equity-based awards that would otherwise have vested from the effective date of Executive’s termination to the first anniversary of such date shall vest as of the date the Release is effective and irrevocable and Executive (or Executive’s estate or legal representative, if applicable) shall have until the earlier of the expiration date of the option or one (1) year from the date of termination of Executive’s employment to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company. Any equity or equity-based awards which vest based upon the attainment of performance measures shall be governed by the terms of the applicable award agreement governing termination.
(c)In the event Executive’s employment with the Company is terminated by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, in any such case within twelve (12) months following a Change in Control, in lieu of the acceleration provided for pursuant to Section 5.4(b) above, provided that Executive (or Executive’s legal representative, if applicable) executes a Release and the Release becomes effective and irrevocable prior to the end of the Review Period, to the extent vesting and acceleration will not result in a violation of Section 409A, all of Executive’s unvested stock options and other service-based equity-based awards then in effect shall vest as of the date the Release is effective and irrevocable and Executive (or Executive’s estate or legal representative, if applicable) shall have until the earlier of the expiration date of the option or one (1) year from the date of termination of Executive’s employment to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company. Any equity or equity-based awards which vest based upon the attainment of performance measures shall be governed by the terms of the applicable award agreement governing termination following a Change in Control.
(d)In the event Executive’s employment with the Company is terminated by reason of disability or death pursuant to Section 4.4, all unvested stock and stock options granted to Executive before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the option agreement; provided, that, Executive (or Executive’s estate or legal representative, if applicable) shall have until the earlier of the expiration date of the option or one (1) year from the date of termination of Executive’s employment to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company.
5.5Review Period. In the event that the Review Period begins in one taxable year of the Executive and ends in a later taxable year, any payments contingent upon Executive’s execution without revocation of the Release prior to the end of the Review Period will commence to be paid (or as applicable, made in full) on the first payroll date in the later taxable year. In no event will any payments be made or commence to be paid later than the ninetieth (90th) day following the Executive’s date of termination, subject to compliance with Section 12.6 herein.
5.6Limitation on Benefits. The Company will make the payments under this Agreement without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and without regard to whether such payments would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”); provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of the equity awards) under this Agreement, then the amounts payable under this Agreement will be reduced or eliminated as follows, if possible: (i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of the equity awards) and (ii) second, by reducing or eliminating the vesting of those equity awards that occur as a result of such Change in Control (as provided above), to the extent necessary to maximize the Total After-Tax Payments. The Company’s independent, certified public accounting firm (the “Accounting Firm”) will determine whether and to what extent payments or vesting under this agreement are required to be reduced in accordance with the preceding sentence. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made under the Agreement or otherwise) by the Company or any of its affiliates, after reduction for all applicable federal, state and local income taxes, employment, social security and Medicare taxes, the imposition of the Excise Tax and all other taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to the Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s) in which any of the parachute payments are expected to be made. The Company agrees to pay for all costs associated with the Accounting Firm and the determination of the payments or vesting required to be reduced and for the avoidance of doubt, shall not be required to pay any taxes, penalties, interest or other expenses to which Executive may be subject. If it is ultimately determined (by IRS private letter ruling or closing agreement, court decision or otherwise) that Executive’s parachute payments were reduced by too much or by too little in order to accomplish the purpose of this Section 5.6, the Executive and the Company shall promptly cooperate to correct such underpayment or overpayment in a manner consistent with the purpose of this Section 5.6.
5.7Withholdings. Payments made under this Section 5 shall be subject to applicable federal, state and local taxes and withholdings. If the payment of any COBRA or health insurance premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.
6.Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed, if to the Company, at its principal corporate offices to the attention of the Legal Department, and if to Executive, at Executive’s address set forth on the signature page hereto or in the personnel records of the Company (as applicable), or in either case, such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.
7.Absence of Restrictions. Executive represents and warrants that Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent Executive’s from entering into employment with, or carrying out Executive’s responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement. Executive further represents that, except as Executive has previously disclosed or described to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. Executive further represents that Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.
8.Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement, with the exception of the NDA. Notwithstanding the foregoing, the parties to this Agreement acknowledge that stock options and other equity awards may be granted by the Company to Executive under and pursuant to the 2012 Equity Incentive Plan (as amended from time to time, the “2012 Plan”) and any amendments thereto, as well as any additional plans, and the award agreements related to such plans.
9.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.
10.Governing Law; Consent to Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York without regard to conflict of law principles. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the County of New York, State of New York (or, if appropriate, a federal court located within the County of New York, State of New York), and the Company and Executive each consents to the jurisdiction of such a court. The Company and Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
11.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or other entity with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive. Any purported assignment of this Agreement by

Executive shall be null and void. Notwithstanding the foregoing, if Executive dies the compensation and benefits stated in this Agreement will be paid to Executive’s beneficiary or Executive’s estate if no beneficiary.
12.Miscellaneous.
12.1No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
12.2Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
12.3Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
12.4Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.
12.5Blue Penciling. To the extent that any provision herein or in any plan of nonqualified deferred compensation that this document is a part of contravenes the requirements of Code Section 409A (or the regulations thereunder), such provision shall be appropriately modified in accordance with available IRS guidance (including without limitation IRS Notice 2010-6 and related guidance) so that Executive is not subject to the adverse effects of Code Section 409A but will nevertheless retain, to the extent possible, the economic benefit of the provision.
12.6Section 409A; Withholding.

12.6.1The payments under this Agreement are intended either to be exempt from Section 409A of the Code under the short-term deferral, separation pay, or other applicable exception, or to otherwise comply with Section 409A. The parties agree that this Agreement shall be administered in a manner consistent with such intent. For purposes of Section 409A, all payments under this Agreement shall be considered separate payments. If any amount or benefit payable to the Executive under this Agreement upon a “termination of employment” is determined by the Company to constitute a “deferral of compensation” for purposes of Section 409A (after taking into account any applicable exceptions), such amount or benefit shall not be paid or provided until the Executive has also experienced a “separation from service” from the Company within the meaning of Section 409A. Notwithstanding any provision to the contrary, to the extent Executive is considered a specified employee under Section 409A and would be entitled during the six-month period beginning on Executive’s separation from service to a payment that is not otherwise excluded under Section 409A, such payment will not be made until the earlier of the six-month anniversary of Executive’s separation from service or death; provided that the first payment made after the delay shall include all amounts that would have been paid earlier but for such six (6) month delay. At the request of the Executive, the Company shall set aside those payments that would otherwise be made in such six-month period in a trust that is in compliance with Rev. Proc. 92-64.

12.6.2If an expense reimbursement or provision of in-kind benefit provided to the Executive under this Agreement is not exempt from Section 409A of the Code, the following rules apply: (i) in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of reimbursable expenses incurred or provision of in-kind benefits in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

12.6.3              The parties agree to negotiate in good-faith the amendment of this Agreement, as necessary, to avoid any violations of Section 409A in a manner that preserves the original intent of the parties to the extent reasonably possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

12.6.4           All compensatory payments under this Agreement are subject to any required tax or other withholdings.

12.7        Interpretation. References to decisions by the Company will be made by the Board or the applicable Board committee.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set first forth above.

THE COMPANY:

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ David Ford
Name:	David Ford
Title:	Chief Human Resources Officer

EXECUTIVE:

By:	/s/ Rocco Venezia
Name:	Rocco Venezia

Address for Notice Purposes:

[Last address in books and records of the Company]

Exhibit A

RELEASE OF CLAIMS1

FOR AND IN CONSIDERATION OF the payments and benefits (the “Separation Benefits”) to be provided to me in connection with the separation of my employment, in accordance with the Employment Agreement between Intercept Pharmaceuticals, Inc. (the “Company”) and me dated March [DATE], 2022 (the “Agreement”), which Separation Benefits are conditioned on my signing this Release of Claims (“Release”) and which I will forfeit unless I execute and do not revoke this Release of Claims, I, on my own behalf and on behalf of my heirs and estate, voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, affiliates, parents, and, in their capacities as such, stockholders, together with each of those entities’ respective officers, directors, stockholders, employees, agents, fiduciaries and administrators, each in their capacities as such (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which I now have or in the future may have against them up to the date I execute this Release, whether known or unknown, suspected or unsuspected. This Release includes, but is not limited to, any rights or claims relating in any way to my employment relationship with the Company or any of the other Releasees or the termination thereof, any contract claims (express or implied, written or oral), including, but not limited to, the Agreement, or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, the New York State Human Rights Law, the New York City Human Rights Law, and the Employee Retirement Income Security Act of 1974, all as amended, and any other federal, state or local law. This Release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, vacation, pension benefits, 401(k) Plan benefits, stock benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law.

As a condition of the Company entering into this Release, I further represent that I have not filed against the Company or any of the other Releasees, any complaints, claims or lawsuits with any arbitral tribunal, administrative agency, or court prior to the date hereof, and that I have not transferred to any other person any such complaints, claims or lawsuits. I understand that by signing this Release, I waive my right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and I waive my right to file a claim seeking monetary damages in any arbitral tribunal, administrative agency, or court. This Release does not: (i) prohibit or restrict me from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission, the New York State Division of Human Rights, a local commission on human rights or any other governmental authority with responsibility for the administration of fair employment practices laws (including with respect to SEC Whistleblowing) or my own attorney regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release or its underlying facts, or (ii) require me to notify the Company of such communications or inquiry. Furthermore, notwithstanding the foregoing, this Release does not include and will not preclude: (a) rights or claims to vested benefits under any applicable retirement and/or pension plans; (b) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (c) claims for unemployment compensation; (d) rights to defense and indemnification or under the Company’s directors’ and officers’ liability insurance, if any, from the Company for actions or inactions taken by me in the course and scope of my employment with the Company and its parents, subsidiaries and/or affiliates; (e) any rights I may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure

[1]

The Executive agrees that the Company may revise this release to satisfy the purpose of providing as full a release of claims (subject to payment of any benefits provided on the applicable termination of employment) as may be legally permissible. The Company may revise it to reflect changes in law for releases and may add language for ADEA compliance.

to act for which I and the Company are held jointly liable; (f) any rights to vested equity that vested prior to or because of the termination of my employment and rights as a stockholder; and/or (g) any actions to enforce the Agreement.

I acknowledge that, in signing this Release, I have not relied on any promises or representations, express or implied, other than those that are set forth expressly herein or in the Agreement and that are intended to survive separation from employment, in accordance with the terms of the Agreement.

Nondisclosure; Continuing Obligations - I understand and agree that, to the extent permitted by law, the terms and contents of this Release (as modified before signature) and the contents of the negotiations and discussions resulting in this Release shall be maintained as confidential by me and must not be disclosed to anyone other than a member of my immediate family, my attorney, accountant or other advisor (and, even as to such a person, only if the person agrees to honor this confidentiality requirement) except to the extent required by federal or state law or as otherwise agreed to in writing by the Company. I acknowledge and reaffirm my obligation to keep confidential and not disclose any and all non-public information concerning the Company that I acquired during the course of my employment or other relationship with the Company, including any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in the NDA (as defined in the Agreement), and that I will comply with the NDA in all other respects.

I understand and agree that the contents of the negotiations and discussions resulting in this Release shall be maintained as confidential and shall not be disclosed to any third parties, except to the extent required or permitted by applicable law or as otherwise agreed to in writing with the Company.

Pursuant to 18 U.S.C. § 1833(b), I understand that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to my attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I (a) file any document containing the trade secret under seal, and (b) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

Mutual Non-Disparagement – I understand and agree that I shall not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, industry group or financial institution, regarding the Company, or any of the other Releasees or about the Company’s business affairs and financial condition. The Company confirms that it has instructed the members of its Board of Directors and its current executive officers to not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, industry group or financial institution, regarding me, my employment with the Company, or my departure from the Company. Notwithstanding the foregoing, nothing herein prevents either the Releasees or me from making truthful disclosures to any governmental entity or to enforce the Agreement or this Release. For the avoidance of doubt, nothing in this Release prohibits me from communicating with a government agency, regulator or legal authority concerning any possible violations of federal or state law or regulation. Nothing in this Release, however, authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege, unless disclosure of the information would otherwise be permitted by an applicable law or rule.

Return of Company Property - I confirm that I have returned to the Company in good working order all Company-owned keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, smartphones, etc.), Company identification, the Company proprietary and confidential information, and any other Company-owned property in my possession or control and I have left intact with, or delivered intact to, the Company all electronic Company documents and internal and external websites, including those that I developed or helped to develop during my employment, and that I have thereafter deleted, and destroyed any hard copies of, all electronic files relating to the Company that are in my possession or control, including any that are located on any of my personal computers or external or cloud storage. I further confirm that I have cancelled all accounts for my benefit, if any, in the Company’s name including, but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts. Notwithstanding the foregoing, I understand that I shall be permitted to retain my contacts and calendars and personal correspondence and any documents or data related to my compensation or reasonably needed for tax preparation purposes.

Final Compensation – I acknowledge that I have received payment in full for all services rendered in conjunction with my employment by the Company, including payment for all wages, bonuses, and equity for any period before the date of this Release (other than any current salary and benefits due in the ordinary course in a final paycheck or thereafter), and that no other compensation is owed to me, except as provided in the applicable provisions of Section 5 of the Agreement; provided that nothing herein shall affect any claims of entitlement I may have to vested benefits under any 401(k) plan or other ERISA-covered benefit plan (excluding severance) provided by the Company.

Cooperation – I agree to cooperate with, provide assistance to, and make myself reasonably available to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation or examination relating to the Company or any of its current or former employees, in which, in the reasonable judgment of the Company or its counsel, my assistance or cooperation is needed due to my personal involvement in or knowledge about the circumstances to which the litigation or investigation relates. I will, when the Company or its counsel requests, provide testimony, be available for interviews or other assistance and travel at the Company’s reasonable request in order to fulfill this obligation. In connection with such litigation or investigation, the Company will use its best efforts to accommodate my schedule, will provide me with as much notice as possible in advance of the times during which my cooperation or assistance is needed, and will reimburse me for any reasonable travel and lodging expenses incurred in connection with such matters (at a level of travel consistent with my travel while employed by the Company) and the reasonable fees of any independent counsel retained by me if I reasonably believe separate counsel to be appropriate. I agree not to assist or provide information to any adverse party in any litigation against the Company or any of its current or former employees, except as required under law or formal legal process, unless I provide advance notice to the Company at least 10 days before such assistance or provision of information (or, if I am so required to assist or provide such information within less than 10 days of receipt of such requirement, after I provide timely advance notice to the Company) to allow the Company to take legal action with respect to the matter. Finally, I will undertake to satisfy requests for information from the Company with respect to the above undertaking. Nothing in this Release is intended to restrict or preclude me from, or otherwise influence me in, testifying fully and truthfully in legal, administrative, or any other proceedings involving the Company, as required by law or formal legal process.

Tax Provision – I acknowledge that I am not relying upon advice or representation of the Company with respect to the tax treatment of any of the payments or benefits provided by the Company. The benefits provided to me are intended to be exempt from or compliant with Section 409A of the Internal Revenue Code of 1986. The Company makes no representation or warranty and shall have no liability to me or to any other person if any of the provisions of the Agreement or this Release are determined to constitute deferred compensation subject to Section 409A but not to satisfy an exemption for, or the conditions of, that section. All payments stated will be reduced by all applicable taxes and withholdings.

Nature of Agreement – I understand and agree that this Release is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

Voluntary Assent – I affirm that no other promises or agreements of any kind have been made to or with me by any person or entity whatsoever to cause me to sign this Release, other than as reflected in the Agreement and that I fully understand the meaning and intent of the Release. I acknowledge that, in signing this Release, I have not relied on any promises or representations, express or implied, other than those that are set forth expressly herein or in the Agreement and that are intended to survive separation from employment, in accordance with the terms of the Agreement. I further state and represent that I have carefully read this Release, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

Validity – Should any provision of this Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.

I further acknowledge that:

(1)	I first received this Release on the date of the Agreement to which it is attached as Exhibit A;
(2)

I understand that, in order for this Release to be effective, I may not sign it prior to the date of my separation of employment with the Company but that if I wish to receive the Separation Benefits, I must sign and return this Release prior to the sixtieth (60th) day following my separation of employment;

(3)	I have carefully read and understand this Release;
(4)	The Company advised me to consult with an attorney and/or any other advisors of my choice before signing this Release;
(5)	I understand that this Release is legally binding and by signing it I give up certain rights;
(6)	I have voluntarily chosen to enter into this Release and have not been forced or pressured in any way to sign it;
(7)

I acknowledge and agree that the Separation Benefits are contingent on execution of this Release, which releases all of my claims against the Company and the Releasees, and I knowingly and voluntarily agree to release the Company and the Releasees from any and all claims I may have, known or unknown, in exchange for the benefits I have obtained by signing, and that these benefits are in addition to any benefit I would have otherwise received if I did not sign this Release;

(8)

I have been given at least twenty-one (21) days to consider, and seven (7) days after I sign this Release to revoke it by notifying the Company in writing. The Release will not become effective or enforceable until the seven (7) day revocation period has expired;

(9)	Any revocation of this release must be made in a signed writing and sent to the following address no later than 5:00 PM on the seventh (7th) day after I have executed this Agreement:

Intercept Pharmaceuticals, Inc., Attention: General Counsel, 305 Madison Avenue, Morristown, NJ 07960

(10)	This Release includes a waiver of all rights and claims I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and
(11)

This Release does not waive any rights or claims that may arise after this Release becomes effective, which is seven (7) days after I sign it, provided that I do not exercise my right to revoke this Release.

Intending to be legally bound, I have signed this Release as of the date written below.

Signature:

Rocco VeneziaDate signed